MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on 10-SB Filing of Fresh Harvest Products, Inc., of our audit report dated November 9, 2005 on our audit of the financial statements of Fresh Harvest Products, Inc. as of October 31, 2005, and the results of its operations and cash flows for the period ended October 31, 2005 from inception December 30, 2004, and the reference to us under the caption "Experts."

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
May 12, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501